EXHIBIT 4.14

                          GLOBAL MARINE
                      NON-EMPLOYEE DIRECTOR
                      RESTRICTED STOCK PLAN
                   ____________________________


      SECTION 1 - NAME, PURPOSE, EFFECTIVE DATE AND DURATION

     This plan will be known as the Global Marine Non-Employee Director Restricted Stock Plan. The purposes of this plan are to enable Global Marine Inc. ("Global Marine") to attract and retain persons of outstanding competence to serve as its non-employee directors and further identify the non-employee directors' interests with those of its other stockholders by paying a portion of the non-employee directors' compensation in restricted shares of common stock of Global Marine. This plan will become effective as of the date of its approval by Global Marine's stockholders, will be unlimited in duration, and, in the event of plan termination, will remain in effect as long as any awards are outstanding under the plan.


                   SECTION 2 - AVAILABLE STOCK

     An aggregate of 250,000 shares of common stock, $.10 par value per share, of Global Marine will be available for delivery pursuant to this plan. The shares may be authorized but unissued shares, reacquired shares, or both. Any shares awarded under this plan that are forfeited for any reason will again be available for new awards under the plan. In the event the number of shares available on a particular day for awards under this plan is insufficient to grant all awards to be granted on that day as specified by the plan, then all directors who are entitled to an award on such day will share ratably in the number of shares then available.


                    SECTION 3 - PARTICIPATION

     Participation in this plan is limited to directors of Global Marine who are not also employees of Global Marine or any of its subsidiaries. An employee-director who retires from employment with Global Marine and its subsidiaries will become eligible to participate in and receive awards of restricted stock under the plan at the time of his or her first re-election as a non-employee director. For purposes of this plan "employee" includes all individuals on the employee payroll of Global Marine or its subsidiaries and excludes, without limitation, consultants who are not on such payroll.


                        SECTION 4 - AWARDS

     For services rendered in the calendar quarter then ending, an award will be made as of the last day of each March, June, September, and December, commencing June 30, 2000, to each person who is an eligible participant in the plan on the day of the award and was an eligible participant for at least one month prior to the day of the award. Each award will consist of shares of restricted common stock of Global Marine with an aggregate value of $5,000 on the day of the award. The number of shares of stock subject to each award will be determined by dividing $5,000 by the value of a share of the stock on the day of the award (such value being determined as set forth below in Section 5) and then rounding down to the nearest whole number of shares. The restricted shares subject to each award will be immediately issued and registered in the name of the participant, and such issuance and registration will be evidenced by an entry on the registry books of Global Marine and, if Global Marine so elects, by a certificate issued by Global Marine, but the restricted shares and such certificates, if any, will be expressly subject to all of the restrictions, terms and conditions set forth below in Section 6.


                 SECTION 5 - VALUATION OF SHARES

     The value of each share of stock awarded pursuant to this plan will be the share's fair market value determined without taking into account any restrictions applicable to the share.
The fair market value of a share of stock on a given day will be
(a) the mean between the high and low sales prices on that day for a share of the stock as reported by The Wall Street Journal under the New York Stock Exchange Composite Transactions quotation system or under any successor quotation system; or (b) if the stock is not traded on the New York Stock Exchange, the mean between the high and low sales prices on that day for a share of the stock as reported by THE WALL STREET JOURNAL under the quotations system under which such sales prices are reported; or (c) if THE WALL STREET JOURNAL does not report such sales prices, the mean between the high and low sales prices on that day for a share of the stock as reported by a newspaper or trade journal selected by the Compensation Committee of Global Marine's Board of Directors; or (d) if no such sales prices are available for such day, the closing price as so reported or so quoted for the immediately preceding business day; or (e) if no such newspaper or trade journal reports such prices or if no such price quotation is available, the price at which the Compensation Committee of Global Marine's Board of Directors acting in good faith determines through any reasonable valuation methods that a share of stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the relevant facts.


        SECTION 6 - RESTRICTIONS, REMOVAL OF RESTRICTIONS,
                AND TERMS AND CONDITIONS OF AWARDS

     (a) Each participant will have the right to receive all dividends and other distributions made with respect to restricted shares awarded pursuant to this plan and registered in his or her name and will have the right to vote or execute proxies with respect to such registered restricted shares, unless and until such shares are forfeited pursuant to this plan. All book entries and share certificates, if any, evidencing restricted stock issued pursuant to this plan will carry or be endorsed with a legend referring to the restrictions imposed by this plan. Possession of certificates evidencing restricted stock issued pursuant to this plan, if any, will be retained by the Corporate Secretary of Global Marine until the provisions of this plan relating to removal of the restrictions have been satisfied.

     (b) Except as authorized by the following sentence, shares of restricted stock issued pursuant to this plan may not be sold, assigned, pledged or otherwise transferred by the participant unless and until all of the restrictions imposed by the plan have been removed pursuant to the plan and a new book entry evidencing the shares has been made or certificate representing the shares has been issued which does not carry or is not endorsed with the legend regarding the restrictions. Shares of restricted stock issued and registered in the name of any participant under this plan, or any portion thereof, may be transferred by the participant to (i) the spouse, children or grandchildren of the participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the participant and/or Immediate Family Members, (iii) a partnership in which the participant and/or Immediate Family Members are the only partners, (iv) a transferee pursuant to a judgment, decree or order relating to child support, alimony or marital property rights that is made pursuant to a domestic relations law of a state or country with competent jurisdiction (a "Domestic Relations Order"), or (v) such other transferee as may be approved by the Compensation Committee of Global Marine's Board of Directors in its sole and absolute discretion; provided, however, that (x) the Compensation Committee may prohibit any transfer with or without cause in its sole and absolute discretion, and (y) subsequent transfers of transferred restricted shares or any portion thereof are prohibited except those to or by the original participant in accordance with this section or pursuant to a Domestic Relations Order. Following any transfer, the shares will continue to be subject to the same restrictions, terms and conditions as were applicable immediately prior to transfer, and any and all references to the participant in this plan will be deemed to refer to the transferee; provided, however, that any and all references to service or events of termination of service in this plan will continue to mean the original participant's service or events of termination of the original participant's service. Each transfer will be effected by written notice thereof duly signed and delivered by the transferor to the Corporate Secretary of Global Marine at Global Marine's principal business office. Such notice will state the name and address of the transferee, the amount of restricted stock being transferred, and such other information as may be requested by the Corporate Secretary. The person or persons entitled to receive distributions and vote or execute proxies with respect to the restricted shares, and to receive a certificate with respect to the shares when the provisions of this plan relating to the removal of restrictions have been satisfied, will be that person or those persons appearing on Global Marine's registry books as the owner or owners of the restricted shares, and Global Marine may treat the person or persons in whose name or names the shares are registered as the owner or owners of the shares for all purposes. Global Marine will have no obligation to, or liability for any failure to, notify the participant or any transferee of any forfeiture of restricted shares or of any event that will or might result in such forfeiture.

     (c) None of the shares of restricted stock awarded under this plan will become free of restrictions and non-forfeitable until termination of the participant's service as a director of Global Marine. Such shares will become free of restrictions and non-forfeitable at the earlier of:

               (i) the participant's termination of service as a director resulting from his death, or resulting from his "disability" (which means an inability, as determined by Global Marine's Board of Directors, to perform duties and services as a director by reason of a medically determinable physical or mental impairment, supported by medical evidence, which can be expected to last for a continuous period of not less than six months);

               (ii) the participant's mandatory retirement as a director of Global Marine resulting from operation of the provisions of Global Marine's by-laws regarding the age beyond which an individual may not serve as a director, or, if said by-law provisions are inapplicable, the participant's termination of service as a director on or after the last day of his term of office during which he attains age 70;

                    (iii) the participant's termination of service as a director resulting from his being removed from his office as a director or from failure of Global
               Marine's Board of Directors to nominate him for re-election, in either case other than for "cause"
               (which means an act or acts of misconduct harmful to Global Marine or any of its affiliates and does not mean inadequate performance or incompetence);
               or

                    (iv) the participant's resignation or failure to stand for re-election with the consent of Global
               Marine's Board of Directors (which means approval by at least 80% of the directors voting, with the affected director abstaining), or any failure to be re-elected after being nominated by the Board.

          Termination of service as a director for any other reason will result in forfeiture of the restricted shares.

     (d) Notwithstanding any other provision of this plan, a "change in control" of Global Marine (as defined below) will result in the immediate removal of all restrictions relating to all of the restricted shares awarded pursuant to this plan. In any situation involving acceleration of the removal of restrictions in connection with a change in control, Global Marine may elect, by action of its Board of Directors, to repurchase the affected shares at their value as of the effective day of the repurchase, determined as set forth above in Section 5, instead of releasing the shares to the participant owning such shares. For purposes of this plan, a "change in control" of Global Marine will mean:


               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
          Act) of 35% or more of either (A) the then outstanding shares of common stock of Global Marine (the
          "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of Global Marine entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions will not constitute a change in control:
          (I) any acquisition by Global Marine or by any affiliate of Global Marine that remains under Global Marine's control, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Global Marine or by any affiliate controlled by Global Marine, (III) the sale, exchange, transfer or other disposition of substantially all of the assets of Global Marine to the Chief Executive Officer of Global Marine (the "CEO"), alone or with other officers of Global Marine, or a merger, consolidation or other reorganization involving Global Marine and the CEO, alone or with other officers of Global Marine, or any other entity in which the CEO (alone or with other officers) has, directly or indirectly, a substantial equity or ownership interest, (IV) a transaction otherwise commonly referred to as a "management leveraged buyout," or (V) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (I), (II), (III), or (IV) are satisfied; or

               (ii) Individuals who, as of the date Global Marine's stockholders approve this plan, constitute Global Marine's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of Global Marine's Board of Directors; provided, however, that any individual becoming a director subsequent to the date Global Marine's stockholders approve this plan whose election, or nomination for election by Global Marine's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (meaning a solicitation of the type that would be subject to Rule 14a-11 of Regulation 14A under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than Global Marine's Board of Directors; or

               (iii) Approval by Global Marine's stockholders of a reorganization, merger or consolidation, in each case unless, following such reorganization, merger or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common
               Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and
               Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding Global Marine, any affiliate of Global Marine that remains under Global Marine's control, any employee benefit plan
               (or related trust) sponsored or maintained by Global Marine or by any affiliate controlled by Global Marine or such corporation resulting from such reorganization, merger or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35% or more of the Outstanding Company Common Stock or Outstanding
               Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and
               (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;
               or

               (iv) Approval by Global Marine's stockholders of any plan or proposal which would result directly or indirectly in
          (A) a complete liquidation or dissolution of Global
          Marine, or (B) the liquidation, transfer, sale or other disposition of all or substantially all of the assets of Global Marine, other than to a corporation with respect to which following such sale or other disposition (I) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding
          Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding
          Company Common Stock and Outstanding Company Voting
          Securities, as the case may be, (II) no person
          (excluding Global Marine, any affiliate of Global
          Marine that remains under Global Marine's control, any employee benefit plan (or related trust) sponsored or maintained by Global Marine or by any affiliate controlled by Global Marine or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may
          be) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (III) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of Global
          Marine's Board of Directors providing for such sale or other disposition of assets.

     (e) All shares with respect to which the restrictions are not removed in accordance with this plan when a participant terminates service as a Global Marine director will be forfeited by the participant.

     (f) The issuance, registration or delivery of any shares pursuant to this plan may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance, registration or delivery of such shares, and Global Marine will not be obligated to issue, register or deliver any such shares if the issuance, registration or delivery thereof will constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange.


           SECTION 7 - AMENDMENT OR TERMINATION OF PLAN

     Global Marine reserves the right to amend, suspend or terminate this plan at any time by action of its Board of Directors, provided, however, that, subject to Section 9 (relating to certain adjustments to shares) such action will not
(a) adversely affect any participant's rights under this plan with respect to awards of restricted stock made prior to such action without the participant's consent, (b) increase the aggregate number of shares available for award under this plan without the approval of Global Marine's stockholders, or (c) change the plan's restriction periods for restricted stock without the approval of Global Marine's stockholders.


                    SECTION 8 - ADMINISTRATION

     This plan will be administered by the Compensation Committee of Global Marine's Board of Directors. All decisions made by the Compensation Committee with respect to interpretation of the terms of the plan, with respect to the restrictions, terms and conditions of the restricted shares, and with respect to any questions or disputes arising under the plan, will be final and binding on Global Marine and the participants and on their successors, heirs and beneficiaries.


                   SECTION 9 - CHANGES IN STOCK
                AND ADJUSTMENT OF NUMBER OF SHARES

     In the event of a corporate transaction involving Global Marine (including without limitation any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), Global Marine's Board of Directors may make adjustments to preserve the benefits or potential benefits of awards under this plan. Such adjustments may include adjustment of the number and kind of shares which may be issued or delivered under the plan, adjustment of the number and kind of shares subject to outstanding awards, and any other adjustments that the Board of Directors determines to be equitable.


             SECTION 10 - DESIGNATION OF BENEFICIARY

     A participant may file with the Corporate Secretary of Global Marine a designation of beneficiary or beneficiaries on a form approved by the Corporate Secretary (which designation may be changed or revoked by the participant's sole election) to receive distribution of all or a designated portion of the participant's restricted shares awarded under this plan upon the death of the participant. If no beneficiary has been designated or survives the participant, then the participant's restricted shares awarded under this plan will be distributed as directed by the executor or administrator of the participant's estate.



             SECTION 11 - RIGHT TO TERMINATE SERVICES

     This plan will not impose any obligation on Global Marine to continue the services of any participant as a director, and it will not impose any obligation on any participant to remain a director.



           SECTION 12 - POOLING OF INTERESTS ACCOUNTING

     Global Marine's Board of Directors may, in its sole and absolute discretion, declare inoperative anything in this plan or in the restrictions, terms or conditions pertaining to any award under the plan, including any outstanding award, that adversely affects pooling of interests accounting.